  Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS FOURTH QUARTER AND RECORD FULL YEAR 2024 RESULTS
•MGM Resorts reports record full year consolidated net revenues, up 7% to $17.2 billion
•MGM China has record full year Segment Adjusted EBITDAR of $1.1 billion, an increase of 25% from prior year
•Repurchased over 33 million shares in 2024, reducing shares outstanding by more than 40% since 2021
•BetMGM accelerated its revenue growth through 2024 and expects to be profitable in 2025

Las Vegas, Nevada, February 12, 2025 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter and year ended December 31, 2024.

“MGM Resorts is proud to report the best full-year consolidated net revenues in the history of the Company, driven by record performance from MGM China,” said Bill Hornbuckle, Chief Executive Officer & President of MGM Resorts International. “We’re also encouraged by the strong demand we’re seeing in the business so far in 2025, which positions us well for continued growth. In fact, December was our highest convention booking month on record, and in January we saw revenue growth in our Las Vegas Strip Resorts and Regional Operations as well as strong future bookings. Our digital businesses are also on a positive trajectory, with our BetMGM venture in North America expected to be profitable this year and our global MGM Digital business integrating and scaling to address its significant $41 billion market opportunity.”

“We continue to see significant value in our stock at current levels, and as such we repurchased 3 million shares in the quarter, bringing our total for 2024 to 33 million shares repurchased at $1.4 billion,” said Jonathan Halkyard, Chief Financial Officer & Treasurer of MGM Resorts International. “As we grow our core operations and realize returns from digital and development investments, this reduced share count will accelerate the free cash flow per share generation for our shareholders, creating significant value.”

Fourth Quarter 2024 Financial Highlights:
Consolidated Results
•Consolidated net revenues of $4.3 billion, a decrease of 1% compared to the prior year quarter;
•Net income attributable to MGM Resorts of $157 million compared to $313 million in the prior year quarter;
•Consolidated Adjusted EBITDA of $528 million in the current quarter compared to $632 million in the prior year quarter;
•Diluted earnings per share of $0.52 in the current quarter compared to $0.92 in the prior year quarter; and
•Adjusted diluted earnings per share (“Adjusted EPS”) of $0.45 in the current quarter compared to Adjusted EPS of $1.06 in the prior year quarter.
Las Vegas Strip Resorts
•Net revenues of $2.2 billion in the current quarter compared to $2.4 billion in the prior year quarter, a decrease of 6%, due primarily to a decrease in casino and room revenues due primarily to strong results from Formula 1 in the prior year; and
•Segment Adjusted EBITDAR of $765 million in the current quarter compared to $864 million in the prior year quarter, a decrease of 11%.
Regional Operations
•Net revenues of $932 million in the current quarter compared to $873 million in the prior year quarter, an increase of 7% due primarily to an increase in casino revenue, partially attributable to the effects of the union strike at MGM Grand Detroit in the prior year; and

•Segment Adjusted EBITDAR of $281 million in the current quarter compared to $233 million in the prior year quarter, an increase of 21%.
MGM China
•Net revenues of $1.0 billion in the current quarter compared to $983 million in the prior year quarter, an increase of 4% due primarily to an increase in casino revenues from favorable hold compared to the prior year; and
•Segment Adjusted EBITDAR of $255 million in the current quarter compared to $262 million in the prior year quarter, a decrease of 3%.
MGM Digital
•Net revenues of $140 million in the current quarter compared to $122 million in the prior year quarter, an increase of 15% due primarily to entry into new markets; and
•Segment Adjusted EBITDAR loss of $22 million in the current quarter compared to a loss of $20 million in the prior year quarter.
Adjusted EPS
The following table reconciles diluted earnings per share (“EPS”) to Adjusted EPS (approximate EPS impact shown, per share; positive adjustments represent charges to income):

Three Months Ended December 31,	2024	2023
Diluted earnings per share	$0.52	$0.92
Property transactions, net	0.07	0.02
Preopening and start-up expenses	0.01	—
Non-operating items:
Loss (gain) related to debt and equity investments	0.14	(0.11)
Foreign currency transaction loss (gain)	(0.52)	0.25
Change in fair value of foreign currency contracts	0.34	(0.06)
Loss on early retirement of debt	0.02	—
Income tax impact on net income adjustments (1)	(0.13)	0.04
Adjusted EPS	$0.45	$1.06

(1)The income tax impact includes current and deferred income tax expense based upon the nature of the adjustment and the jurisdiction in which it occurs.
The current quarter includes a non-cash income tax benefit of $13 million resulting from a decrease in the valuation allowance on Macau deferred tax assets.

Full Year 2024 Financial Highlights:
Consolidated Results
•Consolidated net revenues of $17.2 billion in the current year compared to $16.2 billion in the prior year, an increase of 7%, due primarily to an increase in revenue at MGM China resulting from the recovery of operations after the removal of COVID-19 related entry restrictions in Macau in the first quarter of 2023;
•Net income attributable to MGM Resorts of $747 million in the current year compared to $1.1 billion in the prior year. Net income attributable to MGM Resorts decreased due primarily to the gain on the disposition of Gold Strike Tunica in the prior year;
•Consolidated Adjusted EBITDA of $2.4 billion in the current year compared to $2.3 billion in the prior year;
•Diluted earnings per share of $2.40 in the current year compared to $3.19 in the prior year; and
•Adjusted EPS of $2.59 in the current year compared to $2.67 in prior year.
Las Vegas Strip Resorts
•Net revenues of $8.8 billion in the current year, which was flat compared to the prior year; and
•Segment Adjusted EBITDAR of $3.1 billion in the current year compared to $3.2 billion in the prior year, a decrease of 3%.

Regional Operations
•Net revenues of $3.7 billion in the current year, which was flat compared to the prior year; and
•Segment Adjusted EBITDAR of $1.1 billion in the current year, which was flat compared to the prior year.
MGM China
•Net revenues of $4.0 billion in the current year compared to $3.2 billion in the prior year, an increase of 28%; and
•Segment Adjusted EBITDAR of $1.1 billion in the current year compared to $867 million in the prior year, an increase of 25%.
MGM Digital
•Net revenues of $552 million in the current year compared to $432 million in the prior year, an increase of 28%; and
•Segment Adjusted EBITDAR loss of $77 million in the current year compared to a loss of $32 million in the prior year.
Adjusted EPS
The following table reconciles EPS to Adjusted EPS (approximate EPS impact shown, per share; positive adjustments represent charges to income):

Twelve Months Ended December 31,	2024	2023
Diluted earnings per share	$2.40	$3.19
Property transactions, net	0.25	(1.04)
Preopening and start-up expenses	0.02	—
Non-operating items:
Loss related to debt and equity investments	0.10	—
Foreign currency transaction loss (gain)	(0.40)	0.28
Change in fair value of foreign currency contracts	0.37	0.02
Loss on early retirement of debt	0.02	—
Income tax impact on net income adjustments(1)	(0.17)	0.22
Adjusted EPS	$2.59	$2.67
(1)The income tax impact includes current and deferred income tax expense based upon the nature of the adjustment and the jurisdiction in which it occurs.
The current year includes a non-cash income tax benefit of $39 million resulting from a decrease in the valuation allowance on Macau deferred tax assets. The prior year included a non-cash income tax benefit of $149 million due to a decrease in the valuation allowance on foreign tax credit carryforwards.

Las Vegas Strip Resorts
The following table shows key gaming statistics for Las Vegas Strip Resorts:

Three Months Ended December 31,	2024	2023	% Change
	(Dollars in millions)
Casino revenue	$501	$589	(15)%
Table games drop	$1,599	$1,702	(6)%
Table games win	$392	$540	(27)%
Table games win %	24.5%	31.7%
Slot handle	$6,841	$6,516	5%
Slot win	$648	$599	8%
Slot win %	9.5%	9.2%

The following table shows key hotel statistics for Las Vegas Strip Resorts:

Three Months Ended December 31,	2024	2023	% Change
Rooms revenue (in millions)	$822	$875	(6)%
Occupancy	94%	91%
Average daily rate (ADR)	$271	$295	(8)%
Revenue per available room (RevPAR)	$254	$270	(6)%

Regional Operations
The following table shows key gaming statistics for Regional Operations:

Three Months Ended December 31,	2024	2023	% Change
	(Dollars in millions)
Casino revenue	$676	$637	6%
Table games drop	$972	$913	6%
Table games win	$196	$186	5%
Table games win %	20.1%	20.4%
Slot handle	$6,641	$6,348	5%
Slot win	$664	$615	8%
Slot win %	10.0%	9.7%
MGM China
The following table shows key gaming statistics for MGM China:

Three Months Ended December 31,	2024	2023	% Change
	(Dollars in millions)
Casino revenue	$885	$849	4%
Main floor table games drop	$3,582	$3,762	(5)%
Main floor table games win	$918	$877	5%
Main floor table games win %	25.6%	23.3%
Intercompany branding license fee expense, which eliminates in consolidation, was $18 million in the current quarter and $17 million in the prior year quarter.

Unconsolidated Affiliates
The following table summarizes information related to the Company’s share of operating income (loss) from unconsolidated affiliates:

Three Months Ended December 31,	2024	2023
	(In thousands)
BetMGM	$(42,298)	$849
Other	2,964	5,728
	$(39,334)	$6,577

MGM Resorts Share Repurchases
During the fourth quarter of 2024, the Company repurchased approximately 3 million shares of its common stock for an aggregate amount of $121 million, pursuant to its repurchase plan. The remaining availability under the November 2023 repurchase plan was $826 million as of December 31, 2024. All shares repurchased under the Company’s program have been retired.

Conference Call Details
MGM Resorts will host a conference call at 5:00 p.m. Eastern Time today, which will include a brief discussion of the results followed by a question and answer session. In addition, supplemental slides will be posted prior to the start of the call on MGM's Investor Relations website at http://investors.mgmresorts.com.

The call will be accessible via the Internet through http://investors.mgmresorts.com/investors/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 7995500.

A replay of the call will be available through February 19, 2025. The replay may be accessed by dialing 1-877-344-7529 (domestic) or 1-412-317-0088 (international). The replay access code is 6937207.

"Segment Adjusted EBITDAR" is our reportable segment GAAP measure, which we utilize as the primary profit measure for our reportable segments and underlying operating segments. Segment Adjusted EBITDAR is a measure defined as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, preopening and start-up expenses, property transactions, net, triple net lease rent expense, income from unconsolidated affiliates, and also excludes corporate expense and stock compensation expense, which are not allocated to each operating segment. Triple net lease rent expense is the expense for rent to landlords under triple net operating leases for its domestic properties, the ground subleases of Beau Rivage and National Harbor, and the land concessions at MGM China.

"Consolidated Adjusted EBITDA" is earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, preopening and start-up expenses, and property transactions, net.

Consolidated Adjusted EBITDA information is a non-GAAP measure that is presented solely as a supplemental disclosure to reported GAAP measures because it is among the measures used by management to evaluate our operating performance, and because we believe this measure is widely used by analysts, lenders, financial institutions, and investors as a measure of operating performance in the gaming industry and as a principal basis for the valuation of gaming companies.

We believe that while items excluded from Consolidated Adjusted EBITDA may be recurring in nature and should not be disregarded in evaluation of our earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, we believe excluded items may not relate specifically to current operating trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when we are developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within our properties, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period.

However, Consolidated Adjusted EBITDA has limitations as an analytical tool, and should not be construed as an alternative or substitute to any measure determined in accordance with generally accepted accounting principles. For example, we have significant uses of cash flows, including capital expenditures, interest payments, income taxes, and debt principal repayments, which are not reflected in Consolidated Adjusted EBITDA. Accordingly, while we believe that Consolidated Adjusted EBITDA is a relevant measure of performance, Consolidated Adjusted EBITDA should not be construed as an alternative to or substitute for operating income or net income as an indicator of our performance, or as an alternative to or substitute for cash flows from operating activities as a measure of liquidity.

In addition, other companies in the gaming and hospitality industries that report Consolidated Adjusted EBITDA may calculate Consolidated Adjusted EBITDA in a different manner and such differences may be material. A reconciliation of GAAP net income to Consolidated Adjusted EBITDA is included in the financial schedules in this release.

"Adjusted EPS" is diluted earnings or loss per share adjusted to exclude property transactions, net, preopening and start-up expenses, net gain/loss related to equity investments for which we have elected the fair value option of ASC 825 and equity investments accounted for under ASC 321 for which there is a readily determinable fair value and net gain/loss related to our investments in debt securities, foreign currency transaction net gain/loss, loss on early retirement of debt, and change in the fair value of foreign currency contracts.

Adjusted EPS is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because we believe this measure is useful in providing period-to-period comparisons of the results of our continuing operations to assist investors in reviewing our operating performance over time. We believe that while certain items excluded from Adjusted EPS may be recurring in nature and should not be disregarded in evaluating our earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, we believe certain excluded items, and items further discussed with respect to Consolidated Adjusted EBITDA above, may not relate specifically to current operating trends or be indicative of future results. Adjusted EPS should not be construed as an alternative to GAAP earnings per share as an indicator of our performance. In addition, Adjusted EPS may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies. A reconciliation of Adjusted EPS to diluted earnings per share can be found under "Adjusted EPS" included in this release.

RevPAR is hotel revenue per available room.

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global gaming and entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 31 unique hotel and gaming destinations globally, including some of the most recognizable resort brands in the industry. The Company's 50/50 venture, BetMGM, LLC, offers sports betting and online gaming in North America through market-leading brands, including BetMGM and partypoker, and the Company's subsidiary, LV Lion Holding Limited, offers sports betting and online gaming through market-leading brands in several jurisdictions throughout Europe. The Company is currently pursuing targeted expansion in Asia through an integrated resort development in Japan. Through its “Focused on What Matters: Embracing Humanity and Protecting the Planet” philosophy, MGM Resorts commits to creating a more sustainable future, while striving to make a bigger difference in the lives of its employees, guests, and in the communities where it operates. The global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information, please visit us at www.mgmresorts.com. Please also connect with us @MGMResortsIntl on X as well as Facebook and Instagram.
Cautionary Statement Concerning Forward-Looking Statements
Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to: the Company's expectations regarding any benefits expected to be received from the Company's recent transactions, including the launch of MGM Digital in Brazil; future results of the Company (including the Company's ability to maintain a strong balance sheet), and its unconsolidated affiliates, including BetMGM; expectations regarding the impact of macroeconomic trends on the Company's business; expectations regarding the Company’s booking pace, liquidity position and the size and timing of future investments; the Company's ability to execute on its strategic plans, including our development projects, expansion of the MGM Digital brand and positioning BetMGM as a leader in sports betting and iGaming; expectations regarding the performance of MGM China and continued payment of the MGM China dividend; and the Company’s ability to return capital to shareholders (including the timing and amount of any share repurchases). These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include: the effects of economic conditions and market conditions in the markets in which the Company operates and competition with online gaming and sports betting operators and destination travel locations throughout the United States and the world; the design, timing and costs of expansion projects; risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions; disruptions in the availability of the Company's information and other systems or those of third parties on which the Company rely, through cyber-attacks, such as the Company's September 2023 cybersecurity issue, or otherwise, which could adversely impact the Company's ability to service its customers and affect its sales and the results of operations; impact to the Company's business, operations and reputation from, and expenses and uncertainties associated with a cybersecurity incident, including the Company's September 2023 cybersecurity issue and any related legal proceedings, other claims or investigations and costs of remediation, restoration, or enhancement of information technology systems; the timing and outcome of the claims and class actions against the Company and of the investigations by state and federal regulators, related to the Company's September 2023 cybersecurity issue; the continued availability of cybersecurity insurance proceeds; and additional risks and uncertainties described in the Company's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:

Investment Community
SARAH ROGERS
Senior Vice President of Corporate Finance
(702) 730-3942 or srogers@mgmresorts.com

HOWARD WANG
Vice President of Investor Relations
hwang@mgmresorts.com

News Media
BRIAN AHERN
Director of Communications
media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Revenues
Casino	$2,210,746	$2,203,523	$8,785,649	$8,087,917
Rooms	942,654	1,010,024	3,681,617	3,500,926
Food and beverage	751,868	727,855	3,078,731	2,891,483
Entertainment, retail and other	441,294	434,161	1,694,548	1,683,923
	4,346,562	4,375,563	17,240,545	16,164,249
Expenses
Casino	1,259,135	1,243,425	4,958,020	4,316,547
Rooms	280,193	266,331	1,119,108	1,017,650
Food and beverage	560,000	574,234	2,253,031	2,153,795
Entertainment, retail and other	295,064	291,385	1,063,382	1,065,570
General and administrative	1,242,937	1,228,429	4,825,313	4,700,657
Corporate expense	141,410	145,914	520,197	512,399
Preopening and start-up expenses	5,503	59	7,972	415
Property transactions, net	22,192	7,722	81,316	(370,513)
Depreciation and amortization	209,229	205,297	831,097	814,128
	4,015,663	3,962,796	15,659,436	14,210,648
Income (loss) from unconsolidated affiliates	(39,334)	6,577	(90,653)	(62,104)
Operating income	291,565	419,344	1,490,456	1,891,497

Non-operating income (expense)
Interest expense, net of amounts capitalized	(108,581)	(106,878)	(443,230)	(460,293)
Non-operating items from unconsolidated affiliates	(2,777)	155	(734)	(1,032)
Other, net	25,477	7,470	70,573	42,591
	(85,881)	(99,253)	(373,391)	(418,734)
Income before income taxes	205,684	320,091	1,117,065	1,472,763
Benefit (provision) for income taxes	32,232	59,521	(52,457)	(157,839)
Net income	237,916	379,612	1,064,608	1,314,924
Less: Net income attributable to noncontrolling interests	(80,484)	(66,152)	(318,050)	(172,744)
Net income attributable to MGM Resorts International	$157,432	$313,460	$746,558	$1,142,180
Earnings per share
Basic	$0.52	$0.93	$2.42	$3.22
Diluted	$0.52	$0.92	$2.40	$3.19
Weighted average common shares outstanding
Basic	297,642	337,691	307,408	354,926
Diluted	299,447	340,151	310,232	358,627

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$2,415,532	$2,927,833
Accounts receivable, net	1,071,412	929,135
Inventories	140,559	141,678
Income tax receivable	257,514	141,444
Prepaid expenses and other	478,582	770,503
Total current assets	4,363,599	4,910,593
Property and equipment, net	6,196,159	5,449,544
Investments in and advances to unconsolidated affiliates	380,626	240,803
Goodwill	5,145,004	5,165,694
Other intangible assets, net	1,715,381	1,724,582
Operating lease right-of-use assets, net	23,532,287	24,027,465
Deferred income taxes	39,591	—
Other long-term assets, net	858,980	849,867
	$42,231,627	$42,368,548

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts and construction payable	$412,662	$461,718
Accrued interest on long-term debt	69,916	60,173
Other accrued liabilities	2,869,105	2,604,177
Total current liabilities	3,351,683	3,126,068
Deferred income taxes	2,811,663	2,860,997
Long-term debt, net	6,362,098	6,343,810
Operating lease liabilities	25,076,139	25,127,464
Other long-term obligations	910,088	542,708
Total liabilities	38,511,671	38,001,047
Redeemable noncontrolling interests	34,805	33,356
Stockholders' equity
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 294,374,189 and 326,550,141 shares	2,944	3,266
Capital in excess of par value	—	—
Retained earnings	3,081,753	3,664,008
Accumulated other comprehensive income (loss)	(61,216)	143,896
Total MGM Resorts International stockholders' equity	3,023,481	3,811,170
Noncontrolling interests	661,670	522,975
Total stockholders' equity	3,685,151	4,334,145
	$42,231,627	$42,368,548

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – NET REVENUES
(In thousands)
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Las Vegas Strip Resorts	$2,223,409	$2,370,505	$8,816,113	$8,799,146
Regional Operations	931,557	873,409	3,720,322	3,670,309
MGM China	1,018,720	982,537	4,022,384	3,153,609
MGM Digital	139,855	121,690	552,012	432,146
Management and other operations	33,021	27,422	129,714	109,039
	$4,346,562	$4,375,563	$17,240,545	$16,164,249

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – SEGMENT ADJUSTED EBITDAR AND CONSOLIDATED ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Las Vegas Strip Resorts	$765,429	$864,062	$3,106,543	$3,190,486
Regional Operations	281,091	232,997	1,143,556	1,133,196
MGM China	254,721	262,435	1,087,126	866,889
MGM Digital(1)	(21,676)	(19,610)	(77,227)	(32,424)
Unconsolidated affiliates - BetMGM and other(2)	(39,334)	6,577	(90,653)	(62,104)
Management and other operations	965	4,105	41,258	37,917
Stock compensation	(28,471)	(27,341)	(80,157)	(73,586)
Triple net lease rent expense	(565,096)	(564,782)	(2,258,057)	(2,263,649)
Corporate(3)	(119,140)	(126,021)	(461,548)	(461,198)
Consolidated Adjusted EBITDA	$528,489	$632,422	$2,410,841	$2,335,527

Additional Information:

Non-cash rent(4)	$113,445	$122,014	$461,372	$497,570
(1)MGM Digital consists of LeoVegas and other consolidated subsidiaries that offer interactive gaming. Current quarter includes intercompany royalty expense of $1 million. Prior year quarter includes expense for management incentive plans established in connection with acquisitions ("MIP") of $4 million. Current year includes MIP expense of $6 million and intercompany royalty expense of $2 million. Prior year includes MIP expense of $7 million. Intercompany royalty expense eliminates in consolidation.
(2)Represents the Company's share of operating income (loss) of unconsolidated affiliates
(3)Current quarter includes amounts related to MGM China of $9 million, global development of $2 million, and transaction costs of $1 million. Prior year quarter includes amounts related to MGM China of $21 million, global development of $6 million, and transaction costs of $1 million. Current year includes amounts related to MGM China of $50 million, global development of $9 million, and transaction costs of $8 million. Prior year includes amounts related to MGM China of $45 million, global development of $33 million, and transaction costs of $4 million.
(4)Represents the excess of expense over cash paid related to triple net operating and ground leases.
MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO
CONSOLIDATED ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net income attributable to MGM Resorts International	$157,432	$313,460	$746,558	$1,142,180
Plus: Net income attributable to noncontrolling interests	80,484	66,152	318,050	172,744
Net income	237,916	379,612	1,064,608	1,314,924
(Benefit) provision for income taxes	(32,232)	(59,521)	52,457	157,839
Income before income taxes	205,684	320,091	1,117,065	1,472,763
Non-operating (income) expense
Interest expense, net of amounts capitalized	108,581	106,878	443,230	460,293
Other, net	(22,700)	(7,625)	(69,839)	(41,559)
	85,881	99,253	373,391	418,734
Operating income	291,565	419,344	1,490,456	1,891,497
Preopening and start-up expenses	5,503	59	7,972	415
Property transactions, net	22,192	7,722	81,316	(370,513)
Depreciation and amortization	209,229	205,297	831,097	814,128
Consolidated Adjusted EBITDA	$528,489	$632,422	$2,410,841	$2,335,527